FOR IMMEDIATE RELEASE

XFONE ANNOUNCES RIGHTS OFFERING

Lubbock, TX – July 6, 2011 – Xfone, Inc. (NYSE Amex and TASE: XFN) (“Xfone” or “the Company”) announces that its Board of Directors has approved a direct rights offering (the “Rights Offering”) in which Company stockholders will receive non-transferable and non-tradable rights to purchase one (1) additional share of the Company’s common stock, par value $0.001 for each share owned as of the record date, for a subscription price of $0.30 per share (each, a “Right”). The Company will set the record date in accordance with NYSE Amex LLC guidelines and in conjunction with the date of effectiveness of the registration statement under the Securities Act of 1933, as amended, relating to the Rights Offering (the “Registration Statement”) that the Company will file with the U.S. Securities and Exchange Commission (the “SEC”). The Company estimates that it will raise approximately $5 million in the Rights Offering.

Xfone stockholders who exercise their Rights in full may also exercise an over-subscription privilege to purchase, on a pro rata basis, a portion of the unsubscribed shares, at the same price of $0.30 per share, subject to certain limitations.  Each subscribing stockholder will also have a “step-up privilege” allowing such stockholder to subscribe for one (1) additional share of common stock in lieu of any fractional share that would have been granted in the Rights Offering.

In conjunction with the Rights Offering, the Company will amend and/or adjust the terms of current warrants and options and/or issue additional warrants and options to provide the holders of such warrants and options with equal fair value after the Rights Offering as they had prior to the Rights Offering.

The Rights Offering is expected to commence after the Registration Statement has been filed and declared effective by the SEC. The offering period is expected to be set at no less than 14 days and no more than 30 days, subject to extension.

Due to the “dual listing” of the Company's shares of common stock on the Tel Aviv Stock Exchange Ltd. (the “TASE”), the Rights Offering is subject, among others, to the approval of the Israel Securities Authority and the TASE.

There can be no assurance that the Rights Offering will be successful. The Company reserves the right to change the terms of the Rights Offering (including the Subscription Price) or abandon the Rights Offering at any time prior to its consummation.

Guy Nissenson, President and CEO of Xfone stated, “As part of the federal stimulus package, Xfone was selected to receive approximately $100 million in grants and low cost loans to build out its transformative Pride Network projects. This funding must exclusively be used for capital expenditure to build the network and cannot be applied to operating expenses such as sales and marketing or other working capital needs.  In order to drive enhanced returns to our shareholders over the long term, we must have adequate working capital to support our operating expenses so we can maximize market penetration once the towns are built out, similar to what we are doing in Levelland.”

Mr. Nissenson continued, “We have evaluated various options to alleviate the Company’s current working capital deficit, including another bond offering in Israel which is not feasible at the moment, in part due to the softening of the bond market in that country.  At this juncture, we believe that a rights offering is the best course of action for existing shareholders, providing them with the opportunity to maintain their percentage ownership of the Company and participate in our expected future success.”

Institutional Marketing Services (IMS) is the Information Agent for the Rights Offering. Stockholders may direct questions regarding the Rights Offering to Institutional Marketing Services at (203) 972-9200, 51 Locust Avenue, Ste 204, New Canaan, Connecticut 06840.

A registration statement relating to the foregoing securities has not yet been filed with or declared effective by the SEC. The securities may not be sold nor may offers to buy be accepted prior to the time a registration statement becomes effective. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy the rights or the underlying shares, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About  Xfone, Inc.

Xfone is a provider of high speed broadband services, including Internet access, digital cable TV programming and local and long distance telephone service to residential and business customers in northern Texas and southeastern Louisiana.  Xfone's Fiber-To-The-Premise (FTTP) network provides one of the fastest internet connections available.  The Company currently has operations in Texas, Mississippi and Louisiana and also serves customers in Arizona, Colorado, Kansas, New Mexico and Oklahoma.  For the Company's website, please visit: www.xfone.com.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Xfone's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock or bonds. All information set forth in this press release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

Investor Relations Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com